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                                                                      EXHIBIT 10

State Bond Money Funds, Inc.
8400 Normandale Lake Blvd., Suite 1150
Minneapolis, Minnesota  55437-3807

Dear Sirs:

  State Bond Money Funds, Inc. proposes to issue and sell an indefinite number of shares (the "Shares") of its Common Stock par value $.00001 per share (the "Common Stock") in the manner and on the terms set forth in its Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File No. 2-74561).

  I have, as counsel, participated in various corporate and other proceedings relating to the Fund and to the Shares. I have examined copies, either certified or otherwise proved to my satisfaction to be genuine, of its Articles of Incorporation and By-Laws, as currently in effect, a certificate of good standing issued by the State Department of Assessments and Taxation of the State of Maryland and other documents relating to its organization and operation. I have also reviewed the above-mentioned Registration Statement and all amendments filed as of the date of this opinion and the documents filed as exhibits thereto. I am generally familiar with the corporate affairs of the Fund.

  Based upon the foregoing, it is my opinion that:

  1. The Fund has been duly organized and is validly existing under the laws of the state of Maryland.

  2. The Fund is authorized to issue twenty billion (20,000,000,000) shares of Common Stock. Under Maryland law, shares of Common Stock which are issued and subsequently redeemed by the Fund will be, by virtue of such redemption, restored to the status of authorized and unissued shares.

  3. Subject to the effectiveness of the above-mentioned Registration Statement and compliance with applicable state securities laws, upon the issuance of the Shares for a consideration not less than the par value thereof as required by the laws of Maryland, and not less than the net asset value thereof as required by the Investment Company Act of 1940 and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

  I hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the above-mentioned Registration Statement and with any state securities commission where such filing is required. In giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

  I am a member of the Bar of the State of Kentucky and do not hold myself out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of Kentucky. I note that I am not licensed to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves the law of Maryland, such opinion should be understood to be based solely upon my review of the good standing certificate referred to above, the published statues of that State and, where applicable, published cases, rules or regulations or regulatory bodies of that State.


Very truly yours,



/s/Kevin L. Howard